Exhibit 10.7

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement by and between Susquehanna Bancshares, Inc. (the “Company”) and Gregory A. Duncan (the “Employee”), dated as of the 29th day of December, 2010 (the “Employment Agreement”), is entered into as of this 19th day of December, 2011, by and between the Company and the Employee.

RECITALS

WHEREAS, the Company and the Employee are parties to the Employment Agreement, and the Company and the Employee now desire to amend the Employment Agreement to remove the gross-up provision on excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended and clarify certain payment timing provisions; and

WHEREAS, Section 16.4 of the Employment Agreement permits modifications to the Employment Agreement by written agreement between the Company and the Employee.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1. Section 7.2 of the Employment Agreement is amended to read as follows:

7.2 Benefit Limitation.

7.2.1 Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that may be eived by the Employee without the imposition of an excise tax under section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(a) the Safe Harbor Amount, or

(b) the greatest after-tax amount payable to the Employee after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

7.2.2 All determinations to be made under this Paragraph 7.2 shall be made by an independent public accounting firm chosen by the Company (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Employee pursuant to Paragraphs 8, 10 and 11 of this Agreement, and the amount of the Employee’s potential parachute payment under section 280G of the Code shall be reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.

7.2.3 In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Company or its Affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Company or its Affiliates, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

7.2.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Paragraph 7.2 shall be borne solely by the Company.

7.2.5 To the extent a reduction to the Total Payments is required to be made in accordance with this Paragraph 7.2, such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Employee. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Employee. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

2. A new Section 16.8 is added to the Employment Agreement as follows:

16.8 Recoupment Policy. The Employee agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Amendment.

3. Effect of Amendment. Except to the extent expressly amended hereby, the Employment Agreement shall remain in full force and effect in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first written above.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Edward Balderston, Jr.

Name:	Edward Balderston, Jr.
Title:	EVP / Chief Administrative Officer

EMPLOYEE

/s/ Gregory A. Duncan
Gregory A. Duncan